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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Nordstrom, Inc. and subsidiaries on Form S-3 of our report dated March 10, 2000, on the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of such consolidated financial statements to reflect an accrual for sales returns) and our report on the consolidated financial statements schedule dated April 6, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Nordstrom, Inc. and subsidiaries for the year ended January 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
November 14, 2000